Exhibit 21.1

GAIAM, INC.

SUBSIDIARIES

Subsidiaries	State or Country of Incorporation or Registration
Conscious Enlightenment, Inc	State of Delaware
Conscious Media, Inc.	State of Colorado
Gaiam Americas, Inc.	State of Colorado
Gaiam.com, Inc.	State of Colorado
Gaiam Direct, Inc.	State of Colorado
Gaiam Holdings, Inc.	State of Colorado
Gaiam International B.V.(1)	The Netherlands
Gaiam International C.V.(2)	The Netherlands
Gaiam International, Inc.	State of Colorado
Gaiam International II, Inc.	State of Colorado
Gaiam International III, Inc.	State of Colorado
Gaiam Shared Services, Inc.	State of Colorado
Gaiam Travel, Inc.	State of Colorado
GT Direct, Inc.	State of Colorado
Lime, Inc.	State of Colorado
Natural Habitat, Inc. (7)	State of Colorado
Newmark Media, Ltd.	State of Illinois
Real Goods Carlson, Inc.(3)	State of California
Real Goods Energy Tech, Inc. (3)	State of Colorado
Real Goods Marin, Inc.(3)	State of California
Real Goods Solar, Inc. (5)	State of Colorado
Real Goods Trading Corporation(3)	State of California
Regrid Power, Inc. (4)	State of California
Spiritual Cinema, Inc.(6)	State of Colorado
SPRI Products, Inc.	State of Illinois
Zaadz, Inc.	State of California

All subsidiaries are 100% owned by Gaiam, Inc. except as noted:

(1) 100% owned by Gaiam International CV

(2) 80% owned by Gaiam International, Inc., 10% owned by Gaiam International II, Inc., 10% owned by Gaiam International III, Inc.

(3) 100% owned by Real Goods Energy Tech, Inc.

(4)  100% owned by Real Goods Solar, Inc.

(5) 56% owned by Gaiam, Inc.

(6) 85% owned by Gaiam, Inc.

(7) 50.1% owned by Gaiam Travel, Inc.

This list omits subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.